FOR IMMEDIATE RELEASE

RailAmerica, Inc. Reports September 2011 Monthly Carloads

JACKSONVILLE, FL, October 13, 2011 – RailAmerica, Inc. (NYSE: RA) today reported that its total freight carloads for the month ended September 30, 2011 were 65,551, down 10% from 72,833 in September 2010. A large portion of the decline was due to temporary maintenance downtime at a coal-fired utility plant served by RailAmerica, timing of the harvest, and service interruptions related to Hurricane Irene.

During September 2011, Coal was down 5,078 carloads as the Missouri and Northern Arkansas (MNA) Railroad’s Coal volumes declined 2,865 units primarily due to the planned, maintenance downtime of a utility plant. Source shifts affecting the Indiana Southern Railroad was the other major contributor to lower Coal shipments. Agricultural Products carloads were down largely due to reduced shipments in the Central and Midwest regions as the harvest is coming in later than it did last year. In addition, the New England Central Railroad (NECR) had limited service from the end of August to September 19th due to storm damage from Hurricane Irene. The NECR shipped 875 fewer carloads compared to September 2010, with the largest decreases in Chemicals and Waste & Scrap.

The largest increases were in Pulp, Paper & Allied Products and Waste & Scrap Materials. Pulp, Paper & Allied Products were up due to higher shipments in the Southeast and Central regions. Waste & Scrap Materials strengthened in all regions.

September 2011 carloads include 334 carloads from the acquisition of three railroads in Alabama. On a “same railroad” basis, carloads declined 10.5%.

Charles Patterson, RailAmerica’s Chief Commercial Officer, commented “Despite lower carloads, we achieved high, single-digit total revenue growth for the third quarter due to favorable pricing, as well as continued strength in non-freight revenue. Both the utility plant on the MNA and operations on the NECR are now up and running.”

RailAmerica, Inc. owns and operates short-line and regional freight railroads in North America, operating a portfolio of 43 individual railroads with approximately 7,400 miles of track in 27 U.S. states and three Canadian provinces.

Cautionary Note Regarding Forward-Looking Statements
Certain items in this press release and other information we provide from time to time may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to future events and financial performance. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “appears,” “may,” “will,” “would,” “could,” “should,” “seeks,” “estimates” and variations on these words and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements. RailAmerica, Inc. can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. Factors that could have a material adverse effect on our operations and future prospects or that could cause actual results to differ materially from RailAmerica, Inc.’s expectations include, but are not limited to, prolonged capital markets disruption and volatility, general economic conditions and business conditions, our relationships with Class I railroads and other connecting carriers, our ability to obtain railcars and locomotives from other providers on which we are currently dependent, legislative and regulatory developments including rulings by the Surface Transportation Board or the Railroad Retirement Board, strikes or work stoppages by our employees, our transportation of hazardous materials by rail, rising fuel costs, goodwill assessment risks, acquisition risks, competitive pressures within the industry, risks related to the geographic markets in which we operate; and other risks detailed in RailAmerica, Inc.’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. In addition, new risks and uncertainties emerge from time to time, and it is not possible for RailAmerica, Inc. to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. RailAmerica, Inc. expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

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INVESTOR CONTACT
Ira Berger
Vice President & Treasurer
Office: 904.538.6332

MEDIA CONTACT
Donia Crime
Office: 904.645.6200
Cell: 404.271.1437

RailAmerica, Inc.
Carload Comparisons by Commodity Group
Month Ended September 30, 2011 and 2010

	September			QTD September
Commodity Group	2011	2010	% Chg	2011	2010	% Chg
Coal	10,225	15,303	-33.2%	35,335	47,176	-25.1%

Agricultural Products	8,403	10,680	-21.3%	29,044	32,730	-11.3%

Chemicals	7,534	8,301	-9.2%	24,037	23,947	0.4%

Non-Metallic Minerals and Products	7,132	7,060	1.0%	21,508	21,421	0.4%

Metallic Ores and Metals	6,206	6,288	-1.3%	17,828	18,145	-1.7%

Pulp, Paper & Allied Products	6,187	5,896	4.9%	18,639	17,565	6.1%

Waste & Scrap Materials	5,033	4,771	5.5%	14,965	14,231	5.2%

Food or Kindred Products	4,552	4,503	1.1%	14,032	13,660	2.7%

Forest Products	4,001	3,793	5.5%	12,647	11,780	7.4%

Petroleum	2,782	2,849	-2.4%	8,274	9,027	-8.3%

Other	2,477	2,423	2.2%	7,906	7,175	10.2%

Motor Vehicles	1,019	966	5.5%	2,760	2,642	4.5%

TOTAL	65,551	72,833	-10.0%	206,975	219,499	-5.7%

Less TNHR, WGCR & COEH*	(334)			(1,151)

Same Railroad	65,217	72,833	-10.5%	205,824	219,499	-6.2%

• Three Notch Railroad (TNHR), Wiregrass Central Railroad (WGCR), and Conecuh Valley Railroad (COEH)